Exhibit 99.1

	Contacts:	Jay Brown, CFO
Son Nguyen, VP – Corporate Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE ANNOUNCES PROPOSED

OFFERING OF SENIOR NOTES

April 1, 2014 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) (“Crown Castle”) announced today that it is commencing a public offering of $500 million aggregate principal amount of senior notes due 2022, subject to market and other conditions. The senior notes will be issued by Crown Castle International Corp. Crown Castle expects to use the net proceeds from the offering, together with cash on hand, to purchase or redeem all of its outstanding 7.125% Senior Notes due 2019 and pay fees and expenses related to the foregoing.

Barclays, Credit Agricole CIB, BofA Merrill Lynch, TD Securities, RBC Capital Markets, RBS, SunTrust Robinson Humphrey, Morgan Stanley, J.P. Morgan, Mitsubishi UFJ Securities and Citigroup are the joint book-running managers of the offering.

The offering is being made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”). The offering will be made only by means of a prospectus supplement and the accompanying base prospectus, copies of which may be obtained by contacting: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at barclaysprospectus@broadridge.com or by telephone at (888) 603-5847. An electronic copy of the preliminary prospectus supplement, together with the accompanying prospectus, is also available on the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

www.crowncastle.com

News Release continued:

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such statements include plans, projections and estimates regarding the use of proceeds from the proposed offering. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”

www.crowncastle.com